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
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 FORM 3                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                OMB APPROVAL
--------                                                Washington, D.C.  20549                     ---------------------------
                                                                                                    OMB Number:       3235-0104
                                                                                                    Expires:  December 31, 2001
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                    hours per response......0.5
                                                                                                    ---------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Response)
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1. Name and Address of        2. Date of Event Requiring 4. Issuer Name and Ticker or            6. If Amendment, Date of Original
   Reporting Person              Statement                  Trading Symbol
                                          4/29/02
    Phillips   Barrie                (Month/Date/Year)      SFBC International, Inc. (SFCC)           N/A____/________/___________
   (Last)   (First)  (Middle)                                                                                (Month/Date/Year)
                              ------------------------------------------------------------------------------------------------------
   3949 Evans Avenue,         3. IRS or Social Security  5. Relationship of Reporting            7. Individual or Joint/Group
   Suite 300                     Number of Reporting        Person to Issuer                        Filing (Check Applicable Line)
   (Street)                      Person (Voluntary)         (Check all applicable)
                                                                                                     X  Form filed by One Reporting
   Ft. Myers   Florida  33901 -------------------------  ___ Director         ___ 10% Owner         --- Person
   (City)   (State)   (Zip)                               X  Officer (give    ___ Other (specify
                                                         --- title below)               below)
                                                                                                    ___ Form filed by More than One
                                                         President of Subsidiary                        Reporting Person
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                                       Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security      2. Amount of Securities           3. Ownership Form: Direct (D)   4. Nature of Indirect
   (Inst. 4)                 Beneficially Owned (Inst. 4)      or Indirect (I) (Inst. 5.)      Beneficial Ownership (Inst. 5)
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
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No securities are
beneficially owned
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                Page 1
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                           (Over)
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FORM 3 (continued)
              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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
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 1. Title of Derivative       2.  Date Exercisable and      3.  Title and Amount of Securities Underlying    4. Conversion or
    Security (Instr. 4)           Expiration Date               Derivative Security (Instr. 4)                  Exercise Price of
                                  (Month/Day/Year)                                                              Derivative Security
                              ----------------------------------------------------------------------------
                                   Date       Expiration                                Amount or
                               Exercisable       Date                 Title          Number of Shares
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
No securities are
benefically owned
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
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5.  Ownership Form of            6.  Nature of Indirect
    Derivative Security:             Beneficial Ownership
    Direct (D) or                    (Instr. 5)
    Indirect (I)
    (Instr. 5)


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

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

Explanation of Responses:

                               /s/ Barrie Phillips                  5/8/02
                              -------------------------------  -----------------
                            **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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